Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES 2007 RESULTS
Provides Guidance on Eligard® and Visudyne®

For Immediate Release	February 21, 2008
VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) today reported its financial results for the fourth quarter ended December 31, 2007 and full year 2007 as well as issued its guidance for 2008. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
2007 RESULTS
Worldwide Product Sales
As previously announced, Visudyne® sales for the fourth quarter were $45.5 million, a decrease of 40.5% over sales in the fourth quarter of 2006. Sales in the U.S. were $10.0 million, up 9.2% from the prior-year fourth quarter, while sales outside the U.S. were $35.5 million, down 47.2% from the prior year. For the full year 2007, worldwide Visudyne sales were $214.9 million, 39.3% lower than in 2006, as U.S. sales declined 45.1% and non-U.S. sales declined 37.8%. The drop in Visudyne sales was primarily due to the approval and reimbursement of alternative therapeutics for age-related macular degeneration.
Worldwide Eligard® sales in the fourth quarter were $48.1 million, an increase of 31.4% over the fourth quarter of 2006. In the period, U.S. sales of $17.4 million were up 16.5% from the fourth quarter of 2006, while sales outside the U.S. increased 41.7% to $30.7 million. For the full year 2007, Eligard sales were $180.9 million, up almost 50% from the prior year, as U.S. sales of $75.0 million grew 37.5% and non-U.S. sales of $106.0 million were up 60.1%.
QLT Revenues
For the fourth quarter, total revenue of $30.9 million was down 20.1% from the fourth quarter of 2006, as the drop in Visudyne revenue was only partially offset by higher Eligard revenue. For the fourth quarter, revenue from Visudyne of $13.6 million fell 50.1% while revenue related to Eligard (royalty and product revenue combined) of $16.9 million was up 54.0%. For the full year 2007, total revenues of $127.9 million were down 26.9% from the prior year due primarily to the decline in Visudyne end-user sales. Revenue from Visudyne for the full year was $67.7 million, down 47.6% from $129.4 million in the prior year, while royalty and product revenue related to Eligard was $58.5 million, up 34.1% from the prior year.

QLT’s share of profit from Visudyne sales in the fourth quarter decreased to 12.9% from 23.1% in Q4 2006. However, the 2007 results included approximately $6.5 million of expense related to provisions for excess inventory taken in the fourth quarter by both QLT and Novartis. Excluding this expense, the profit share in the fourth quarter would have been 20.1%. For the year, QLT’s share of profit from Visudyne sales was 20.7% (22.2% excluding the provisions for excess inventory), compared to 27.6% in 2006. The decline in profitability occurred as the reduction in Visudyne expenses has not kept pace with the decline in sales.
QLT Expenses
For the fourth quarter of 2007, expenditures for Research and Development (R&D) were $13.6 million compared to $12.7 million in the same period of 2006. For the full year, expenditures for R&D in 2007 were $46.4 million, down from $56.4 million in 2006 primarily due to decreased spending on Aczone™ and Atrigel® programs.
For the fourth quarter of 2007, Selling General and Administrative (SG&A) expense was $7.9 million, down from $14.6 million in the fourth quarter of 2006, primarily due to a reduction in legal fees associated with patent litigation. For the full year 2007, SG&A expenditures of $27.4 million were down significantly from $42.2 million in 2006, again primarily due to legal fees associated with patent litigation.
Operating Loss and Earnings Per Share (EPS)/Loss Per Share
Operating loss for the fourth quarter was $51.0 million, compared to a loss of $115.7 million in the prior-year quarter. The 2007 loss was driven by a charge of $42.9 million for the Purchase of In-Process R&D related to the acquisition of ForSight Newco II, Inc. in October 2007. The fourth quarter 2006 operating loss occurred primarily due to a charge of $112.5 million taken in that period related to the settlement in the TAP litigation. Full year operating loss for 2007 was $154.6 million, compared to an operating loss in 2006 of $87.3 million. The loss in 2007 was due primarily to a charge of $110.2 million related to the Massachusetts Eye and Ear Infirmary (MEEI) judgment in July 2007, as well as the charge for purchase of in-process R&D taken in the fourth quarter. The judgment in the MEEI case has been stayed pending the outcome of the appeal filed by QLT of the District Court decision in that case.
QLT reported a loss per share of $0.62 in the fourth quarter and a loss per share of $1.47 for the full year 2007. The fourth quarter loss was primarily due to the charge for purchase of in-process R&D mentioned above. The full year loss was primarily due to this same charge and the charge for the MEEI judgment. In 2006, QLT reported a loss per share of $1.56 in the fourth quarter and a loss per share of $1.20 for the full year, which were primarily due to a charge of $112.5 million taken in the fourth quarter 2006 related to the settlement in the TAP litigation.
In the fourth quarter, non-GAAP loss per share was $0.02, while for the full year non-GAAP EPS was $0.16. Key items that were excluded in the determination of non-GAAP EPS include: (i) all amounts related to the MEEI judgment, (ii) the purchase of in-process R&D related to the acquisition of ForSight Newco II, (iii) the provision for excess Visudyne inventory, (iv) stock compensation expense, and (v) gains related to the sale of BEMA Fentanyl technology. The full reconciliations of GAAP to non-GAAP EPS for the fourth quarter and full year are provided in Exhibits 1 and 2.

Cash and Short-Term Investments
The Company’s consolidated cash balance at December 31, 2007 consisted of $126.7 million of cash and cash equivalents and $123.5 million of restricted cash. The restricted cash balance comprises $121.2 million in a bond related to the MEEI judgment as well as $2.3 million in escrow related to the divestment in 2006 of the Company’s generic dermatology and manufacturing facility. The company has $172.5 million of convertible notes that can be put back to the Company in September 2008. The Company expects to significantly add to its cash balance in 2008 by proceeding with its previously announced intention to sell Atrigel, Eligard, Aczone and the headquarters facility and land in Vancouver.
2008 GUIDANCE
Based on recent events and current trends in Visudyne sales, QLT is projecting that Visudyne sales will range from $145 million to $160 million in 2008 and expects that its share of profit from Visudyne sales will be approximately 20% in 2008. Eligard sales for the full year are expected to exceed $200 million.
Beginning with the first quarter results for 2008, we will be reporting the results of our QLT USA business as one line item called Income from Discontinued Operations on our statements of operations. This item, which will appear near the bottom of our statement of operations, will capture in one line the net results of the entire QLT USA operation until divestiture.
In 2008 the Company expects to achieve the following development milestones in these three areas:
•	Visudyne: Completion of enrollment in the RADICAL combination study with six-month results expected in Q4.

•	Drug in Punctal Plugs for Glaucoma: IND filing for the punctal plug with drug technology and initiation of a Phase I/II clinical trial in glaucoma patients in H1, with results on drug elution and plug retention expected by year end.

•	Photodynamic therapy with lemuteporfin (QLT0074): Human proof-of-concept studies for the treatment of moderate to severe acne expected to be completed in 2008.
The Board of Directors will continue to evaluate strategic options regarding these assets as they progress through their clinical development.
The Company expects to provide guidance on 2008 SG&A and R&D with its 2008 first quarter results which will be announced April 25, 2008.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.

Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: the Company’s projections of 2008 sales of Visudyne, and our share of profit from Visudyne sales and 2008 sales of Eligard; our plans to divest certain core and non-core assets described in the press release; our future business plans and strategy focusing on our Visudyne franchise and the clinical programs relating to Visudyne, our punctal plug drug delivery technology and our photodynamic therapy dermatology technology; our expectations we will achieve certain milestones in these clinical studies in 2008; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations in primary markets might impact financial results; the risk that future sales of Visudyne and Eligard may be less than expected (including as a result of the timing and impact of existing competitive products and/or new products launched by competitors and the level of physician acceptance of Visudyne in combination with other agents); the Company’s reliance on third parties for the manufacture and marketing of Visudyne and Eligard; our ability to successfully complete the sale of one or more of the assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; fluctuations in the real estate market; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne, our punctal plug technology and our photodynamic therapy dermatology technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; and general economic conditions and other factors described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

QLT Inc. — Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Year ended
	December 31,		December 31,
(In thousands of United States dollars, except per share information)	2007	2006	2007	2006

(Unaudited)
Revenues
Net product revenue	$22,087	$32,032	$95,857	$151,860
Net royalties	8,431	6,151	30,362	21,099
Contract research and development	—	209	299	1,155
Licensing and milestones	367	244	1,387	976

	30,885	38,636	127,905	175,090

Costs and expenses
Cost of sales	14,524	9,993	45,396	42,191
Accrued cost of sales re: MEEI (1)	1,369	—	2,830	—
Research and development	13,553	12,724	46,428	56,428
Selling, general and administrative	7,924	14,614	27,414	42,228
Depreciation	1,710	1,528	6,505	6,255
Litigation	—	112,500	110,162	112,500
Purchase of in-process research and development	42,865	—	42,865	—
Restructuring (recovery) charge	(97)	3,018	938	2,828

	81,848	154,377	282,538	262,430

Operating loss	(50,963)	(115,741)	(154,633)	(87,340)

Investment and other (expense) income
Net foreign exchange losses	(458)	(820)	(1,743)	(3,706)
Interest income	3,114	5,161	14,278	20,488
Interest expense	(3,061)	(1,741)	(9,026)	(6,595)
Other	385	2	4,813	2,773

	(20)	2,602	8,322	12,960

Loss from continuing operations before income taxes	(50,983)	(113,139)	(146,311)	(74,380)

Recovery (provision) for income taxes	4,261	2,634	36,575	(9,035)

Loss from continuing operations	(46,722)	(110,505)	(109,736)	(83,415)

Income (loss) from discontinued operations, net of income taxes	175	(6,971)	(261)	(18,190)

Net loss	$(46,547)	$(117,476)	$(109,997)	$(101,605)

Basic net (loss) income per common share
Continuing operations	$(0.63)	$(1.47)	$(1.47)	$(0.99)
Discontinued operations	0.00	(0.09)	(0.00)	(0.22)

Net loss	$(0.62)	$(1.56)	$(1.47)	$(1.20)

Diluted net (loss) income per common share
Continuing operations	$(0.63)	$(1.47)	$(1.47)	$(0.99)
Discontinued operations	0.00	(0.09)	(0.00)	(0.22)

Net loss	$(0.62)	$(1.56)	$(1.47)	$(1.20)

Weighted average number of common shares outstanding (in thousands)
Basic	74,620	75,183	74,907	84,596
Diluted	74,620	75,183	74,907	84,596

(1)	Amount accrued on Visudyne sales since June 30, 2007 pursuant to and pending outcome of appeal of the judgment rendered in the MEEI litigation.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	December 31,	December 31,
(In thousands of United States dollars)	2007	2006

(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$126,731	$299,053
Short-term investment securities	—	75,163
Restricted cash	123,495	3,916
Accounts receivable	25,257	38,872
Income taxes receivable	48,421	4,049
Inventories	18,511	34,268
Current portion of deferred income tax assets	19,392	8,657
Other	11,930	14,031

	373,737	478,009

Property, plant and equipment	52,750	50,497
Deferred income tax assets	7,041	9,838
Goodwill	94,903	98,641
Long-term inventories and other assets	20,556	2,121

	$548,987	$639,106

LIABILITIES
Current liabilities
Accounts payable	$8,486	$15,255
Income taxes payable	—	29
Accrued restructuring charge	153	2,383
Accrued liabilities	123,294	125,805
Convertible debt	172,500	—
Current portion of deferred revenue	8,431	11,508
Current portion of deferred income tax liabilities	11,291	—

	324,155	154,980

Deferred income tax liabilities	—	5,483
Uncertain tax position liabilities	2,070	—
Deferred revenue	2,939	2,929
Convertible debt	—	172,500

	329,164	335,892

SHAREHOLDERS’ EQUITY
Common shares	702,221	708,206
Additional paid in capital	119,779	114,724
Accumulated deficit	(714,455)	(603,251)
Accumulated other comprehensive income	112,278	83,535

	219,823	303,214

	$548,987	$639,106

As at December 31, 2007, there were 74,620,328 issued and outstanding common shares and 5,645,755 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

2007 Fourth Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended				Three months ended
	December 31, 2007				December 31, 2007
(In millions of United States dollars, except per share information)	GAAP	Adjustments			Non-GAAP(1)

(Unaudited)

Revenues
Net product revenue	$22.1	$(0.2)	(a),	(b)	$21.9
Net royalties	8.4	—			8.4
Contract research and development	—	—			—
Licensing and milestones	0.4	—			0.4

	30.9	(0.2)			30.7

Cost and expenses
Cost of sales	(14.5)	3.1	(b),	(c)	(11.4)
Accrued cost of sales re: MEEI	(1.4)	1.4	(d	)	—
Research and development	(13.6)	0.6	(c	)	(13.0)
Selling, general and administrative	(7.9)	1.0	(a),	(c)	(6.9)
Depreciation	(1.7)	—			(1.7)
Purchase of in-process research and development	(42.9)	42.9	(e	)	—
Restructuring recovery	0.1	(0.1)	(f	)	—

	(81.8)	48.8			(33.1)

Operating loss	(51.0)	48.6			(2.3)

Investment and other income (expense)
Net foreign exchange losses	(0.5)	—			(0.5)
Interest income	3.1	—			3.1
Interest expense	(3.1)	1.4	(d	)	(1.7)
Other	0.4	(0.2)	(g	)	0.2

	(0.0)	1.2			1.2

Loss from continuing operations before income taxes	(51.0)	49.9			(1.1)

Recovery (provision) for income taxes	4.3	(4.7)	(h	)	(0.5)

Loss from continuing operations	(46.7)	45.1			(1.6)

Income from discontinued operations, net of income taxes	0.2	—			0.2

Net loss	$(46.5)	$45.1			$(1.4)

Basic net (loss) income per common share:
Continuing operations	$(0.63)				$(0.02)
Discontinued operations	0.00				0.00

Net loss	$(0.62)				$(0.02)

Diluted net (loss) income per common share:
Continuing operations	$(0.63)				$(0.02)
Discontinued operations	0.00				0.00

Net loss	$(0.62)				$(0.02)

Weighted average number of common shares outstanding (in millions)
Basic	74.6				74.6
Diluted	74.6				74.6

Adjustments:

(a)	Remove fees related to the reduction of an inventory purchase obligation.

(b)	Remove provision for excess inventory.

(c)	Remove stock based compensation.

(d)	Remove accrued cost of sales re: MEEI and related interest expense.

(e)	Remove purchase of in-process research and development related to the acquisition of ForSight Newco II, Inc.

(f)	Remove restructuring charge.

(g)	Remove reversal of accrual related to 2004 acquisition of Atrix Laboratories Inc.

(h)	Remove income tax impact of the above adjustments and the realization of outside basis difference in a foreign entity.

(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2007 Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 2

				Year ended
	Year ended			December 31, 2007
	December 31, 2007			Adjusted
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)

Revenues
Net product revenue	$95.9	$(0.2)	(a),(b)	$95.7
Net royalties	30.4	—		30.4
Contract research and development	0.3	—		0.3
Licensing and milestones	1.4	—		1.4

	127.9	(0.2)		127.7

Cost and expenses
Cost of sales	(45.4)	3.1	(b),(c)	(42.3)
Accrued cost of sales re: MEEI	(2.8)	2.8	(d)	—
Research and development	(46.4)	2.2	(c)	(44.2)
Selling, general and administrative	(27.4)	2.3	(a),(c),(e)	(25.1)
Depreciation	(6.5)	—		(6.5)
Litigation	(110.2)	110.2	(f)	—
Purchase of in-process research and development	(42.9)	42.9	(g)	—
Restructuring charge	(0.9)	0.9	(h)	—

	(282.5)	164.3		(118.2)

Operating (loss) income	(154.6)	164.2		9.5

Investment and other income (expense)
Net foreign exchange losses	(1.7)	—		(1.7)
Interest income	14.3	—		14.3
Interest expense	(9.0)	2.5	(d)	(6.5)
Other	4.8	(4.2)	(i),(j)	0.6

	8.3	(1.7)		6.6

(Loss) income from continuing operations before income taxes	(146.3)	162.5		16.2

Recovery (provision) for income taxes	36.6	(40.5)	(k)	(3.9)

(Loss) income from continuing operations	(109.7)	122.0		12.3

Loss from discontinued operations, net of income taxes	(0.3)	—		(0.3)

Net (loss) income	$(110.0)	$122.0		$12.0

Basic net (loss) income per common share:
Continuing operations	$(1.47)			$0.16
Discontinued operations	(0.00)			(0.00)

Net (loss) income	$(1.47)			$0.16

Diluted net (loss) income per common share:
Continuing operations	$(1.47)			$0.16
Discontinued operations	(0.00)			(0.00)

Net (loss) income	$(1.47)			$0.16

Weighted average number of common shares outstanding (in millions)
Basic	74.9			74.9
Diluted	74.9			74.9

Adjustments:

(a)	Remove fees related to the reduction of an inventory purchase obligation.

(b)	Remove provision for excess inventory.

(c)	Remove stock based compensation.

(d)	Remove accrued cost of sales re: MEEI and related interest expense.

(e)	Remove impairment of equipment.

(f)	Remove patent litigation charge.

(g)	Remove purchase of in-process research and development related to the acquisition of ForSight Newco II, Inc.

(h)	Remove restructuring charge.

(i)	Remove gain on sale of BEMA technology.

(j)	Remove reversal of accrual related to 2004 acquisition of Atrix Laboratories Inc.

(k)	Remove income tax impact of the above adjustments and the realization of outside basis difference in a foreign entity.

(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Conference Call Information
QLT Inc. will hold an investor conference call to discuss its fourth quarter and year end 2007 results on Thursday, February 21st at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7142, followed by the “#” sign.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”